UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

MICROPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	000-55382	06-0710848
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Trap Falls Road Extension, Suite 400, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

(203) 866-8000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 5, 2016, Microphase Corporation (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) for the purpose of (i) authorizing the change in domicile from Connecticut to Delaware (the “Reincorporation”) and (ii) authorizing the capital structure of the Company upon Reincorporation, including a 1-for-3 share exchange (the “Reincorporation Capitalization”).

The shareholders voted in favor of the change in domicile from Connecticut to Delaware and the capital structure of the Company upon such change in domicile, including a 1-for-3 share exchange.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 5, 2016, the Reincorporation and the Reincorporation Capitalization were approved at the Special Meeting. As of the close of business on November 22, 2016 (the “Record Date”), there were 6,882,461 shares of Common Stock issued and outstanding and entitled to vote representing approximately 170 holders of record and 15,382 shares of Series A Preferred Stock, issued and outstanding and entitled to vote representing approximately 6 holders of record. Present at the Special Meeting, (i) 3,735,551 votes, or approximately 54.16% of the outstanding votes, were represented in person or by proxy for the vote on the Reincorporation and (ii) 3,735,551 votes, or approximately 54.16% of the outstanding votes, were represented in person or by proxy for the vote on the Reincorporation Capitalization.

The results of the voting at the Special Meeting are as follows:

	For	Against	Abstain
Total Votes Reincorporation	3,735,551	0	0
% Voted For Reincorporation	54.16%	0%	0%
	For	Against	Abstain
Total Votes Reincorporation Capitalization	3,735,551	0	0
% Voted For Reincorporation Capitalization	54.16%	0%	0%

According to the results above, the majority of the stockholders present at the meeting, whether in person or by proxy, voted FOR and thereby authorized the Reincorporation and voted FOR and thereby authorized the Reincorporation Capitalization.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROPHASE CORPORATION

Date: December 9, 2016	By:	/s/ Michael Ghadaksaz
Michael Ghadaksaz Chief Executive Officer